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Exhibit 5.2

[Ball Corporation Letterhead]

February 7, 2003

Ball Corporation
10 Longs Peak Drive
P.O. Box 5000
Broomfield, Colorado 80038-5000

Re:	Ball Corporation Registration Statement on Form S-4

Ladies and Gentlemen:

        I am the Vice President, General Counsel and Assistant Corporate Secretary for Ball Corporation, an Indiana corporation (the "Company"), and have acted as counsel to the Company in connection with the public offering of $300,000,000 aggregate principal amount of the Company's 6 7/8% Senior Notes Due 2012 (the "Exchange Notes") and related guarantees (the "Subsidiary Guarantees") by Ball Aerospace & Technologies Corp., Ball Metal Food Container Corp., BG Holdings I, Inc., BG Holdings II, Inc., Latas de Aluminio Ball, Inc., Ball Pan-European Holdings, Inc., Ball Metal Beverage Container Corp., Ball Metal Packaging Sales Corp., Ball Packaging Corp., Ball Plastic Container Corp., Ball Technologies Holdings Corp. and Efratom Holding, Inc. (the "Subsidiary Guarantors"). The Exchange Notes are to be issued pursuant to an exchange offer (the "Exchange Offer") in exchange for a like principal amount of the Company's issued and outstanding 6 7/8% Senior Notes Due 2012, together with the guarantees thereof by the Subsidiary Guarantors (the "Original Notes") under an Indenture dated as of December 19, 2002 (the "Indenture"), between the Company, The Bank of New York, as trustee (the "Trustee") and the Subsidiary Guarantors, as contemplated by the Registration Rights Agreement, dated as of December 19, 2002 (the "Registration Rights Agreement"), by and among the Company, the Subsidiary Guarantors, Lehman Brothers, Inc., Deutsche Bank Securities Inc., Banc of America Securities LLC, Banc One Capital Markets, Inc., BNP Paribas Securities Corp., Dresdner Kleinwort Wasserstein-Grantchester, Inc., McDonald Investments Inc., SunTrust Capital Markets, Inc. and Wells Fargo Brokerage Services, LLC.

        This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

        In rendering the opinions set forth herein, I have examined and relied on originals or copies of the following: (a) the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the "Commission") on the date hereof under the Act (the "Registration Statement"); (b) the form of the Exchange Notes; (c) the form of the guarantees by the Subsidiary Guarantors pursuant to the Indenture (the "Subsidiary Guarantees"); (d) an executed copy of the Indenture; (e) an executed copy of the Registration Rights Agreement; (f) the Form T-1 of the Trustee to be filed as an exhibit to the Registration Statement; (g) the Articles of Incorporation of the Company and each Subsidiary Guarantor, as in effect on the date hereof; (h) the Amended Bylaws of the Company and each Subsidiary Guarantor, as in effect on the date hereof; and (i) certain resolutions adopted by the board of directors of the Company relating to the Exchange Offer, the issuance of the Original Notes and the Exchange Notes, the Indenture and related matters. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and the Subsidiary Guarantors and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and the Subsidiary Guarantors and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth below.

Ball Corporation
February 7, 2003

        In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of documents executed or to be executed, I have assumed that the parties thereto, other than the Company and the Subsidiary Guarantors, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which we have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and the Subsidiary Guarantors and others and of public officials.

        My opinions set forth herein are limited to the laws of the State of Indiana and the laws of the State of New York which are normally applicable to transactions of the type contemplated by the Exchange Offer ("Opined on Law"). I do not express any opinion with respect to the laws of any other jurisdiction other than the Opined on Law or as to the effect of any such non-opined on law on the opinions herein stated. I am a member of the Bar in the State of Indiana, and I have relied as to matters of New York law on the opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois) dated the date hereof and to be filed as Exhibit 5.1 to the Registration Statement.

        Based upon and subject to the foregoing limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that the Exchange Notes and the Subsidiary Guarantees have been duly and validly authorized by the Company and when the Exchange Notes and the Subsidiary Guarantees (both in the form examined by me) have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Original Notes and related guarantees surrendered in exchange therefor in accordance with the terms of the Exchange Offer, (i) the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and (ii) each Subsidiary Guarantee will constitute a valid and binding obligation of the Subsidiary Guarantor that is a party thereto, enforceable against such Subsidiary Guarantor in accordance with its terms, except to the extent that enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

        I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

                      Very truly yours,

                      Donald C. Lewis
                      Vice President, General Counsel and
                      Assistant Corporate Secretary

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  Exhibit 5.2